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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*

                            Crossroads Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22765D100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 21
                            Exhibit Index on Page 19

CUSIP No. 22765D100                                           Page 2 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-A, L.P. ("AV IV-A")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        778,487  shares,  except that AV Partners IV, L.P. ("AVP
                        IV"),  the general  partner of AV IV-A, may be deemed to
  NUMBER OF             have sole  power to vote  these  shares,  and  Joseph C.
   SHARES               Aragona ("Arogona"), Kenneth P. DeAngelis ("DeAngelis"),
BENEFICIALLY            Jeffery  C.  Garvey   ("Garvey)   and  William  P.  Wood
  OWNED BY              ("Wood"),  the general partners of AVP IV, may be deemed
    EACH                to have shared power to vote these shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        778,487 shares,  except that AVP IV, the general partner
                        of AV IV-A,  may be deemed to have sole power to dispose
                        of these  shares,  and  Aragona,  DeAngelis,  Garvey and
                        Wood,  the general  partners of AVP IV, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      778,487
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 3 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-B, L.P. ("AV IV-B")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,633,253  shares,  except  that  AVP  IV,  the  general
                        partner of AV IV-B,  may be deemed to have sole power to
  NUMBER OF             vote these shares,  and Aragona,  DeAngelis,  Garvey and
   SHARES               Wood,  the general  partners of AVP IV, may be deemed to
BENEFICIALLY            have shared power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,633,253  shares,  except  that  AVP  IV,  the  general
                        partner of AV IV-B,  may be deemed to have sole power to
                        dispose of these shares, and Aragona,  DeAngelis, Garvey
                        and Wood, the general  partners of AVP IV, may be deemed
                        to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,633,253
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 4 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners IV, L.P.
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,420,329  shares,  of which 8,589 are directly owned by
                        AVP IV,  778,487  are  directly  owned  by AV  IV-A  and
                        1,633,253  are  directly  owned by AV IV-B.  AVP IV, the
                        general partner of AV IV-A and AV IV-B, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
  NUMBER OF             DeAngelis,  Garvey and Wood, the general partners of AVP
   SHARES               IV,  may be deemed to have  shared  power to vote  these
BENEFICIALLY            shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,420,329  shares,  of which 8,589 are directly owned by
                        AVP IV,  778,487  are  directly  owned  by AV  IV-A  and
                        1,633,253  are  directly  owned by AV IV-B.  AVP IV, the
                        general partner of AV IV-A and AV IV-B, may be deemed to
                        have sole power to dispose of these shares, and Aragona,
                        DeAngelis,  Garvey and Wood, the general partners of AVP
                        IV,  may be deemed to have  shared  power to  dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,420,329
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 5 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI, L.P. ("AV VI")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        291,793  shares,  except that AV Partners VI, L.P. ("AVP
                        VI"),  the  general  partner  of AV VI, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
                        DeAngelis,  Garvey, Edward E. Olkkola ("Olkkola"),  John
  NUMBER OF             D.   Thornton   ("Thornton")   and   Blaine  F.   Wesner
   SHARES               ("Wesner"),  the  general  partners  of AVP  VI,  may be
BENEFICIALLY            deemed to have shared power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        291,793 shares,  except that AVP VI, the general partner
                        of AV VI, may be deemed to have sole power to dispose of
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      291,793
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 6 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        8,207 shares, except that AVP VI, the general partner of
                        AV VI A, may be deemed to have sole  power to vote these
  NUMBER OF             shares,  and  Aragona,   DeAngelis,   Garvey,   Olkkola,
   SHARES               Thornton and Wesner, the general partners of AVP VI, may
BENEFICIALLY            be deemed to have shared power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        8,207 shares, except that AVP VI, the general partner of
                        AV VI A, may be deemed to have sole  power to dispose of
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,207
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 7 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners VI, L.P.
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        300,000  shares,  of which 291,793 are directly owned by
                        AV VI and 8,207 are  directly  owned by AV VI A. AVP VI,
                        the general  partner of AV VI and AV VI A, may be deemed
                        to have sole power to vote these  shares,  and  Aragona,
  NUMBER OF             DeAngelis,  Garvey,  Olkkola,  Thornton and Wesner,  the
   SHARES               general partners of AVP VI, may be deemed to have shared
BENEFICIALLY            power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        300,000  shares,  of which 291,793 are directly owned by
                        AV VI and 8,207 are  directly  owned by AV VI A. AVP VI,
                        the general  partner of AV VI and AV VI A, may be deemed
                        to have  sole  power to  dispose  of these  shares,  and
                        Aragona,   DeAngelis,   Garvey,  Olkkola,  Thornton  and
                        Wesner, the general partners of AVP VI, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      300,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 8 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph C. Aragona
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        160,068  shares,  of which 13,809 are directly  owned by
                        Aragona and 146,259 are directly owned by Aragona, Ltd.,
  NUMBER OF             a Texas  limited  partnership,  and  Aragona,  the  sole
   SHARES               general partner of Aragona,  Ltd., may be deemed to have
BENEFICIALLY            sole power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               2,720,329 shares, of which 778,487 are directly owned by
    WITH                AV IV-A,  1,633,253 are directly owned by AV IV-B, 8,589
                        are directly owned by AVP IV, 291,793 are directly owned
                        by  AV VI  and  8,207  are  directly  owned  by AV VI A.
                        Aragona is a general partner of both AVP IV, the general
                        partner of AV IV-A and AV IV-B,  and AVP VI, the general
                        partner  of AV VI and AV VI A, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        160,068  shares,  of which 13,809 are directly  owned by
                        Aragona and 146,259 are directly owned by Aragona, Ltd.,
                        a Texas  limited  partnership,  and  Aragona,  the  sole
                        general partner of Aragona,  Ltd., may be deemed to have
                        sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,720,329 shares, of which 778,487 are directly owned by AV IV-A, 1,633,253 are directly owned by AV IV-B, 8,589 are directly owned by AVP IV, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,880,397
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                           Page 9 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth P. DeAngelis
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        152,276  shares,  of which 144,486 are directly owned by
                        DeAngelis  and 7,790 are  directly  owned by  DeAngelis,
  NUMBER OF             Ltd., a Texas limited  partnership,  and DeAngelis,  the
   SHARES               sole general  partner of DeAngelis,  Ltd., may be deemed
BENEFICIALLY            to have sole power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               2,720,329 shares, of which 778,487 are directly owned by
    WITH                AV IV-A,  1,633,253 are directly owned by AV IV-B, 8,589
                        are directly owned by AVP IV, 291,793 are directly owned
                        by  AV VI  and  8,207  are  directly  owned  by AV VI A.
                        DeAngelis  is a  general  partner  of both  AVP IV,  the
                        general  partner of AV IV-A and AV IV-B, and AVP VI, the
                        general  partner of AV VI and AV VI A, and may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        152,276  shares,  of which 144,486 are directly owned by
                        DeAngelis  and 7,790 are  directly  owned by  DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,720,329 shares, of which 778,487 are directly owned by AV IV-A, 1,633,253 are directly owned by AV IV-B, 8,589 are directly owned by AVP IV, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,872,605
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                          Page 10 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffrey C. Garvey
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        106,662  shares,  of which 97,437 are directly  owned by
                        Garvey and 9,225 are directly  owned by Garvey,  Ltd., a
  NUMBER OF             Texas limited partnership,  and Garvey, the sole general
   SHARES               partner  of  Garvey,  Ltd.,  may be  deemed to have sole
BENEFICIALLY            power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               2,720,329 shares, of which 778,487 are directly owned by
    WITH                AV IV-A,  1,633,253 are directly owned by AV IV-B, 8,589
                        are directly owned by AVP IV, 291,793 are directly owned
                        by AV VI and 8,207 are directly owned by AV VI A. Garvey
                        is a general partner of both AVP IV, the general partner
                        of AV IV-A and AV IV-B, and AVP VI, the general  partner
                        of AV VI and AV VI A, and may be deemed  to have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        106,662  shares,  of which 97,437 are directly  owned by
                        Garvey and 9,225 are directly  owned by Garvey,  Ltd., a
                        Texas limited partnership,  and Garvey, the sole general
                        partner  of  Garvey,  Ltd.,  may be  deemed to have sole
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,720,329 shares, of which 778,487 are directly owned by AV IV-A, 1,633,253 are directly owned by AV IV-B, 8,589 are directly owned by AVP IV, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,826,991
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                          Page 11 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward E. Olkkola
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0 shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                300,000  shares,  of which 291,793 are directly owned by
  REPORTING             AV VI and 8,207 are  directly  owned by AV VI A. Olkkola
   PERSON               is a general  partner of AVP VI, the general  partner of
    WITH                AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      300,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                          Page 12 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Thornton
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0 shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                300,000  shares,  of which 291,793 are directly owned by
  REPORTING             AV VI and 8,207 are directly  owned by AV VI A. Thornton
   PERSON               is a general  partner of AVP VI, the general  partner of
    WITH                AV VI and AV VI A,  and may be  deemed  to  have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      300,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                          Page 13 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blaine F. Wesner
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             80,672 shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                300,000  shares,  of which 291,793 are directly owned by
  REPORTING             AV VI and 8,207 are directly owned by AV VI A. Wesner is
   PERSON               a general  partner of AVP VI, the general  partner of AV
    WITH                VI and AV VI A, and may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        80,672 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      380,672
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                          Page 14 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William P. Wood
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        412,765  shares,  of which 15,877 are directly  owned by
                        Wood  and  396,888  are  directly   owned  by  Silverton
                        Partners,   L.P.   ("Silverton"),    a   Texas   limited
  NUMBER OF             partnership,  and  Wood,  the sole  general  partner  of
   SHARES               Silverton,  may be  deemed  to have  sole  power to vote
BENEFICIALLY            these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               2,420,329 shares, of which 778,487 are directly owned by
    WITH                AV  IV-A,  8,589  are  directly  owned  by  AVP  IV  and
                        1,633,253  are  directly  owned  by AV  IV-B.  Wood is a
                        general  partner  of AVP IV, the  general  partner of AV
                        IV-A and AV IV-B, and may be deemed to have shared power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        412,765  shares,  of which 15,877 are directly  owned by
                        Wood  and  396,888  are  directly   owned  by  Silverton
                        Partners,   L.P.   ("Silverton"),    a   Texas   limited
                        partnership,  and  Wood,  the sole  general  partner  of
                        Silverton,  may be deemed to have sole  power to dispose
                        of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,420,329 shares, of which 778,487 are directly owned by AV IV-A, 8,589 are directly owned by AVP IV and
                        1,633,253 are directly owned by AV IV-B. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,833,094
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22765D100                                          Page 15 of 21 Pages
--------------------------------------------------------------------------------

         This statement amends the Statement on Schedule 13G filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., AV Partners VI, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.  OWNERSHIP

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                  (a) Amount beneficially owned:

                      See Row 9 of cover  page for each  Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each  Reporting Person.

                  (c) Number of shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote:

                                See  Row 5 of  cover  page  for  each  Reporting
                                Person.

                         (ii)   Shared power to vote or to direct the vote:

                                See  Row 6 of  cover  page  for  each  Reporting
                                Person.

                         (iii)  Sole   power  to   dispose   or  to  direct  the
                                disposition of:

                                See  Row 7 of  cover  page  for  each  Reporting
                                Person.

                         (iv)   Shared   power  to  dispose  or  to  direct  the
                                disposition of:

                                See  Row 8 of  cover  page  for  each  Reporting
                                Person.

CUSIP No. 22765D100                                          Page 16 of 21 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2003

AUSTIN VENTURES IV-A, L.P.                           /s/ Kevin Kunz
By AV Partners IV, L.P.,                             -------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES IV-B, L.P.                           /s/ Kevin Kunz
By AV Partners IV, L.P.,                             -------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact


AV PARTNERS IV, L.P.                                 /s/ Kevin Kunz
                                                     -------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI, L.P.                             /s/ Kevin Kunz
By AV Partners VI, L.P.,                             -------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI AFFILIATES FUND, L.P.             /s/ Kevin Kunz
By AV Partners VI, L.P.,                             -------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact


CUSIP No. 22765D100                                          Page 17 of 21 Pages
--------------------------------------------------------------------------------

AV PARTNERS VI, L.P.                 /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact


JOSEPH C. ARAGONA                    /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                 /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact


JEFFERY C. GARVEY                    /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact


EDWARD E. OLKKOLA                    /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact


JOHN D. THORNTON                     /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact

CUSIP No. 22765D100                                          Page 18 of 21 Pages
--------------------------------------------------------------------------------

BLAINE F. WESNER                     /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact


WILLIAM P. WOOD                      /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact

CUSIP No. 22765D100                                          Page 19 of 21 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                20

Exhibit B: Reference to John Nicholson as Attorney-In-Fact           21

CUSIP No. 22765D100                                          Page 20 of 21 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Crossroads Systems, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP No. 22765D100                                          Page 21 of 21 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.